                                                                    Exhibit 99.1

                           SCOTT BLUM ACQUIRES BUY.COM
                     WITH OVERWHELMING SHAREHOLDER APPROVAL

          96% Of Shareholders Voting On the Transaction Voted In Favor
                    Of the Founder's Purchase Of The Company

ALISO VIEJO, Calif., --November 27, 2001--Buy.com Inc. is pleased to announce that buy.com's founder, Scott Blum, has re-acquired the company. Recognized as The Internet Superstore(TM), buy.com was purchased by Mr. Blum for approximately $23.6 million or $.17 cents per share. Effective immediately, buy.com will become a wholly owned subsidiary of SB Acquisition, Inc., a Delaware corporation whose sole stockholder is Mr. Blum. Following a meeting of buy.com shareholders, 96% of buy.com's shares voted at the meeting were voted in favor of the company's purchase by Mr. Blum. At the close of business today, buy.com will no longer be publicly held or traded on the OTC Bulletin Board.

"I've always been passionate about making this company succeed. Not many entrepreneurs get a second shot at running a company they founded and I plan to make the most of it," stated Blum. "I'm grateful to the dedicated employees of buy.com and look forward to leading a truly great company."

                                       ###

About buy.com
buy.com, The Internet Superstore(TM) and low price leader, offers its approximately 4 million customers nearly 1,000,000 products in a range of categories including computer hardware and software, electronics, wireless products and services, books, and more. Individuals and businesses can shop quickly and easily at buy.com 24 hours a day, 7 days a week. buy.com was named the "Best E-Commerce Site" by PC World magazine (June 2001), "Best Overall Place To Buy" by Computer Shopper Magazine (January 2001), the No. 1 electronics e-tailer in the PowerRankings by Forrester Research, Inc. (November 2000), and a "Best of the Web" in the computer and electronics category by Forbes Magazine (spring 2000 and fall 2000). buy.com, founded in June 1997, is located in Aliso Viejo, California. For more information visit www.Buy.com. buy.com(TM) and The
                                              -----------
Internet Superstore(TM) are trademarks of buy.com Inc.

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

This release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, include, without limitation, risks associated with the cost of developing and maintaining the buy.com brand and risks that our marketing efforts, new design and/or promotions may not produce any increase in sales or revenues. Other risks are detailed in filings with the Securities and Exchange Commission made from time to time by buy.com, including its Annual Report on form 10-K, as amended, filed with the Securities and Exchange Commission on March 29, 2001, and its quarterly reports filed from time to time with the Securities and Exchange Commission. buy.com undertakes no obligations to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

For media inquiries, contact:
Brenda Sherry or Carlos Santini
Thinkbig Public Relations
brenda@thinkbig470.com  P: 949.330.6061
carlos@thinkbig470.com  P: 949.330.6057
----------------------